Exhibit 4.13

AMENDMENT NO. 3

TO THE

PUERTO RICO SAVINGS & INVESTMENT PLAN

(Restated Effective as of October 1, 2009)

THIS AMENDMENT NO. 3 to the Puerto Rico Savings & Investment Plan, as amended and restated on October 1, 2009 (the “Plan”), is made and entered into the 1st day of October, 2012.

W I T N E S S E T H:

WHEREAS, Reynolds American Inc. (“RAI”) maintains the Plan for the benefit of eligible employees of its subsidiary R.J. Reynolds Tobacco (CI), Co.; and

WHEREAS, the RAI Employee Benefits Committee (the “Committee”), by actions taken on October 1, 2012, authorized amendments to the Plan to incorporate changes intended to comply with the requirements of the Puerto Rico Internal Revenue Code of 2011, as amended; and

WHEREAS, such actions of the Committee further authorized the members of the Committee to perform any and all acts and execute any and all documents that they may deem necessary to effectuate the Committee’s resolutions.

NOW, THEREFORE, the Plan hereby is amended, effective January 1, 2011 unless otherwise specified, as follows:

1.

The INTRODUCTION to the Plan hereby is amended to add the following at the end thereof:

“Effective as of January 1, 2011, the Plan is amended to incorporate changes intended to comply with the requirements of the Puerto Rico Internal Revenue Code of 2011, as amended.”

2.

Section 1.02 of the Plan hereby is amended in its entirety to read as follows:

“1.02	Affiliated Company means RAI and:

(a)	any corporation, partnership or other entity which is a member of a controlled group of corporations (as defined in Section 1010.04 of the PR Code) which includes a Participating Company;

(b)	any group of entities (whether or not incorporated) which are related (as defined in Section 1010.05 of the PR Code) with a Participating Company; and

(c)	any corporation, partnership or other entity that is part of an affiliated service group (as defined in PR Code Section 1081.01(a)(14)(B)) which includes a Participating Company or is under common control with a Participating Company that have employees who are bona-fide residents of Puerto Rico.”

3.

Section 1.16 of the Plan hereby is amended in its entirety to read as follows:

“1.16	Compensation means, with respect to any Plan Year, the basic compensation paid for services performed for the Company or an Affiliated Company which is currently includable in gross income under the PR Code and such other forms of compensation as are listed in Schedule A hereto for the calendar year beginning in such Plan Year. Schedule A shall be revised as the Committee from time to time modifies the forms of compensation which are to be included. Only compensation received by the Participant while an Eligible Employee shall be taken into account for Plan purposes.

Effective January 1, 2012, “Compensation” under the Plan shall not exceed the applicable limitation under PR Code Section 1081.01(a)(12).”

4.

Section 1.31 of the Plan hereby is amended in its entirety to read as follows:

“1.31	PR Code prior to January 1, 2011, means the Puerto Rico Internal Revenue Code of 1994, as amended from time to time. Effective January 1, 2011 means the Puerto Rico Internal Revenue Code of 2011, as amended. Reference to any section or subsection of the PR Code includes reference to any comparable or succeeding provisions of any legislation which amends, supplements or replaces such section or subsection.”

5.

Section 1.37 of the Plan hereby is amended in its entirety to read as follows:

“1.37	Rollover Contributions mean amounts a Participant contributes from another employee benefit plan qualified under PR Code Section 1081.01(a) pursuant to Section 3.07.”

6.

Section 3.03(b) of the Plan hereby is amended in its entirety to read as follows:

“(b)	The Committee shall have the right to establish rules with respect to the making of elections pursuant to this Section, including without limitation, the right to require that any such election be made at such time prior to its becoming effective as the Committee shall determine and the right to restrict the Participant’s right to change such election. Pre-Tax Contributions are intended to be treated for Puerto Rico income tax purposes as contributions made by the Company under a qualified cash or deferred arrangement (as defined in PR Code Section 1081.01(d)), but shall be treated as if they were contributions by a Participant for the purpose of the Plan except where the Plan expressly indicates otherwise.”

7.

Sections 3.06(a)(iv) and (v) of the Plan hereby are amended in their entirety to read as follows:

“(iv)	Each Company Contribution to the Plan is conditioned on its deductibility. To the extent permitted under applicable law, in the event that the Secretary of the Puerto Rico Department of the Treasury determines that the Plan does not qualify for tax-exempt status under PR Code Section 1081.01 and issues an adverse determination with respect to its initial qualification, Company Contributions made on or after the date on which such determination or refusal is applicable shall, at the Participating Company’s discretion, be returned to each Participating Company without interest within one year after such determination, but only if the application for determination is made by the time prescribed by law for filing the Participating Company’s return for the taxable year in which the Plan was adopted, or such later date as the Secretary of the Puerto Rico Department of the Treasury may prescribe.”

“(v)	To the extent permitted by applicable law, in the event that a Company Contribution to the Plan is made by a mistake of fact or all or part of the Participating Company’s deductions under PR Code Section 1033.09 for contributions to the Plan are disallowed by the Puerto Rico Department of the Treasury, the portion of the contributions attributable to such mistake of fact or to which such disallowance applies shall be returned to the Participating Company without interest. Any such return shall be made within one year after the making of such contribution by mistake of fact or disallowance of deductions, as the case may be.”

8.

Section 3.07(d) of the Plan hereby is amended in its entirety to read as follows:

“(d)	Such Rollover Contributions meet any other conditions as determined necessary by the Trustee or Committee to comply with PR Code Section 1081.01(b)(2).”

9.

The Heading for Section 3.08 of the Plan hereby is amended in its entirety to read as follows:

“3.08	PR Code Nondiscrimination Tests”

10.

Section 3.08(a)(iv) of the Plan hereby is amended in its entirety to read as follows:

“(iv)	Highly Compensated Employee means any Eligible Participant who:

(A)	during the Plan Year for which the determination is being made was more than a 5% owner or had more than a 5% interest in earnings or capital of the Participating Company;

(B)	received Compensation during the preceding Plan Year from the Participating Company in excess of the PR Code Section 1081.01(d)(3)(E)(iii)(III) limit; or

(C)	is an officer of the Participating Company.”

11.

Section 3.08(b)(i) of the Plan hereby is amended in its entirety to read as follows:

“(i)	Notwithstanding anything in this Plan to the contrary, contributions made under the Plan (and any other Plan that is aggregated with the Plan in accordance with PR Code Section 1081.01(a)(14) and 1081.01(d)(3) and regulations thereunder) by or on behalf of a Participant shall be restricted so as to comply with one of the following ADP Tests.”

12.

Sections 3.08(b)(iii)(A) and (B) of the Plan hereby are amended in their entirety to read as follows:

“(A)	For purposes of this Section, the ADP for any Eligible Participant who is a Highly Compensated Employee for the Plan Year and who is eligible to have Pre-Tax Contributions, Qualified Matching Contributions or Qualified Nonelective Contributions allocated to his account under two or more plans or arrangements described in PR Code Section 1081.01(d) that are maintained by the Company or an Affiliated Company shall be determined as if all such Pre-Tax, Qualified Matching and Qualified Nonelective Contributions were made under a single arrangement.

(B)	In the event that this Plan satisfies the requirements of PR Code Section 1081.01(a)(3) only if aggregated with one or more other plans, or if one or more other plans satisfy the requirements of PR Code Section 1081.01(a)(3) only if aggregated with this Plan, then this Section shall be applied by determining the ADP of Eligible Participants as if all such plans were a single plan.”

13.

Section 3.08(b)(iii)(E) of the Plan hereby is amended in its entirety to read as follows:

“(E)	Notwithstanding any provision of this Plan, to the event permitted by the PR Code and its regulations, the Committee may elect to aggregate the Affiliated Companies for purposes of determining compliance by the Plan with the ADP Test of PR Code Section 1081.01 and the determination of Highly Compensated Employees.”

14.

Section 3.08(c)(ii) of the Plan hereby is amended in its entirety to read as follows:

“(ii)

If the Committee shall determine that the After-Tax Contributions of any Participant or group of Participants might result in discrimination in favor of employees who are Highly Compensated Employees, or might cause the Plan to violate the requirements of PR Code Section 1081.01(a)(4) and regulations promulgated thereunder, the Committee shall have the right to cause such adjustments to be made in past, current or future After-Tax Contributions of such Participants and in the manner provided in the applicable PR Code Treasury Regulations as will, in the Committee’s opinion, avoid such discrimination and satisfy the requirements of PR Code Section 1081.01(a)(4), including, without limitation, the right to distribute such contributions (along with income allocable thereto) to the Participant and subject to such terms and conditions as will cause the Plan to meet the requirements of PR Code Section 1081.01(a)(4) and regulations promulgated thereunder.

The decision of the Committee in this regard shall be final and shall not be subject to question by the Trustee, the Company or by any Participant or group of Participants.”

15.

Section 3.09(a) of the Plan hereby is amended in its entirety to read as follows:

“(a)	Notwithstanding anything else in this Article, a Participant may not designate more than $9,000 in 2009 and 2010, $10,000 in 2011, $13,000 in 2012, and $15,000 in and after 2013 (or such other amount as may be specified in the PR Code) as Pre-Tax Contributions in any calendar year.”

16.

Section 3.09(c) of the Plan hereby is amended in its entirety to read as follows:

“(c)	The Participant’s claim shall be in writing, shall be submitted to the Committee no later than March 1; shall specify the Participant’s excess Pre-Tax Contributions for the proceeding calendar year; and shall be accompanied by the Participant’s written statement that if such amounts are not distributed, such Allocable Excess Pre-Tax Contributions, when added to amounts deferred under other plans or arrangements described in Sections 1081.01(d), exceeds the limit imposed on the Participant by Section 1081.01(d)(7) of the PR Code for the year in which the deferral occurred.”

17.

Section 4.02 of the Plan hereby is amended to add the following sentence at the end thereof:

“Unless expressly delegated to another person, committee or entity, the Trustee shall be responsible for withholding all Puerto Rico income taxes required to be withheld on Plan distributions (of any nature) under the PR Code and depositing and reporting such withheld income taxes as required by the PR Code.”

18.

Article 4 of the Plan hereby is amended by adding a new Section 4.12 at the end thereof to read as follows:

“4.12	Puerto Rico Property.

The Pension Investment Committee may elect to provide an Investment Fund consisting of a Puerto Rico mutual fund or other investment alternative that will comply with the investment in Puerto Rico property alternative of PR Code Section 1081.01(b)(1).”

19.

Section 7.06 of the Plan hereby is amended in its entirety to read as follows:

“7.06	Direct Rollovers.

Notwithstanding any provision of the Plan to the contrary that would otherwise limit a distributee’s election under this Article, a distributee may elect, at the time and in the manner prescribed by the Committee, to have his entire Plan distribution paid directly to a qualified retirement plan described in PR Code Section 1081.01(a) or to an individual retirement account described in PR Code Section 1081.02 specified by him.”

20.

Section 8.03(h) of the Plan hereby is amended in its entirety to read as follows:

“(h)	Amounts received from a Rollover or any prior, Affiliated or Predecessor Plan in a trust-to-trust transfer which were subject to PR Code Section 1081.01(d) under such Plan shall be subject to PR Code Section 1081.01(d) requirements under this Plan.”

21.

Section 8.04 of the Plan hereby is amended in its entirety to read as follows:

“8.04	Hardship Withdrawals.

Financial hardship for purposes of Section 8.02 shall mean that a Participant requires a withdrawal of money for an immediate and heavy financial need. Such withdrawal cannot exceed the sum of (i) the amount required to meet such need, and (ii) any amounts necessary to pay any federal, state or local income taxes or penalties reasonably anticipated as a result of the distribution. No withdrawal shall be permitted unless the hardship cannot reasonably be relieved from other sources including distributions (other than hardship distributions) and nontaxable loans available under any plan, through reimbursement or compensation by insurance or otherwise, by liquidation of assets, by cessation of all Pre-Tax and After-Tax Contributions under the Plan, or by borrowing from commercial sources on reasonable commercial terms, to the extent any of these sources would not itself cause an immediate and heavy financial need. This determination will be made by the Committee based on all the relevant facts and circumstances. Purchase by a Participant of a primary residence, the need to prevent eviction or foreclosure on the primary residence of a Participant, postsecondary education tuition, related fees, or room and board for a Participant, or his Spouse, child or dependents for the next twelve months, and any non-reimbursed medical expense (within the meaning of PR Code Section 1033.15(a)(4)) of a Participant, his Spouse or dependents may generally be considered situations of heavy financial need, unless otherwise governed by law or regulation. The Committee may, under rules established by it which are uniformly applicable to all similarly situated Participants, determine other circumstances where a Participant has a heavy financial need and the decision of the Committee as to whether a Participant satisfies the financial hardship rule shall be conclusive, unless otherwise governed by law or regulation.”

22.

The last paragraph of Section 8.05 of the Plan hereby is amended in its entirety to read as follows:

“This Section is intended to comply with the earliest distribution requirements of PR Code Section 1081.01(d)(2)(B) and applicable regulations and is not intended to add any forms of distribution not otherwise allowed under the Plan.”

23.

Section 11.14(a) of the Plan hereby is amended in its entirety to read as follows:

“(a)	Prior Plans. Effective as of date established by the Committee after receipt of a Puerto Rico Department of the Treasury determination that (i) this Plan meets the applicable requirements of Section 1081.01(a) of the PR Code, and (ii) a prior plan or plans meets the applicable requirements of Section 1081.01(a) of the PR Code, the assets in cash and liabilities (or only assets not in payout status and related liabilities if directed by the Pension Investment Committee) of a prior plan may be transferred to this Plan if the Pension Investment Committee so directs. This Plan shall be considered as a successor plan with regard to such employee and all prior plan contributions transferred shall be treated as though they were made under this Plan for purposes of vesting, withdrawals and distributions.”

24.

Schedule A to the Plan hereby is amended in its entirety to read as follows:

“SCHEDULE A

COMPENSATION

I.	The following payments are included as Compensation for all Participants:

☐	Basic salary.

☐	Shift premium pay.

☐	Overtime.

☐	Commissions.

☐	Sales incentive payments.

☐	Vacation pay (except as noted in Part II below).

☐	Compensation deferred pursuant to salary reduction arrangements under PR Code Section 1081.01(a).

☐	Salary continuation payments prior to the Severance Date.

☐	Lump sum payments in lieu of an increase in basic salary.

☐	Reynolds American Inc. Omnibus Incentive Compensation Plan payments that are eligible to be deferred.

II.	The following payments are not included as Compensation for Participants:

Any form of compensation not listed in Part I, and specifically excluding the following:

☐	Vacation pay received in lieu of vacation taken.

☐	Moving expenses.

☐	Housing differential.

☐	Bonus payments unless specifically identified in Part I above.

☐	Change of control bonus.

☐	Stay-on bonus.

☐	Management incentive plan payments unless specifically identified in Part I above.

☐	Nondeferrable Reynolds American Inc. Omnibus Incentive Compensation Plan payments.

☐	Deferrals made pursuant to the Reynolds American Scholastic Savings Plan.

☐	Christmas bonus.”

*            *             *

IN WITNESS WHEREOF, the undersigned member of the Committee has executed this Amendment No. 3 on the day and year first written above.

RAI Employee Benefits Committee

By:	/s/ McDara P. Folan, III
Secretary